WALGREEN CO.
LONG-TERM PERFORMANCE INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT

Participant Name:
Participant ID:
Grant Date:
Shares Granted:
Expiration Date:
Acceptance Date:
Electronic Signature:
This document (referred to below as the “Agreement” or the “Award Agreement”) spells out the terms and conditions of the Restricted Share Unit Award provided by Walgreen Co., an Illinois corporation (the “Company”), to the individual employee designated above (the “Employee”) pursuant to the Walgreen Co. Long-Term Performance Incentive Plan and related plan documents (the “Plan”) on and as of the Award Date designated above.  Except as otherwise defined herein, capitalized terms used in this Agreement have the respective meanings set forth in the Plan.

The parties hereto agree as follows:

1. Grant of Restricted Share Units.  Pursuant to the approval and direction of the Compensation Committee of the Company’s Board of Directors (the “Committee”) under Sections 3.2, 5 and 6 of the Plan, the Company hereby grants to the Employee, the number of restricted share units specified above (the “Restricted Share Units”), subject to the terms and conditions of the Plan and this Agreement.

2. Restrictions.  The Restricted Share Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily or by operation of law.  The Employee shall have no rights in the shares of Company common stock (the “Common Stock”) underlying the Restricted Share Units until the termination of the applicable Period of Restriction (as defined in Section 4 below) or as otherwise provided in the Plan or this Agreement.  The Employee shall not have any voting rights with respect to the Restricted Share Units.

3. Restricted Share Unit Account and Dividend Equivalents.  The Company shall maintain an account (the “Account”) on its books in the name of the Employee.  Such Account shall reflect the number of Restricted Share Units awarded to the Employee as well as any additional Restricted Share Units credited as a result of dividend equivalents, administered as follows:

(a) The Account shall be for recordkeeping purposes only, and no assets or other amounts shall be set aside from the Company’s general assets with respect to such Account.

(b) As of each record date with respect to which a cash dividend is to paid with respect to shares of Common Stock, the Company shall credit the Employee’s Account with an equivalent amount of Restricted Share Units based upon the value of Common Stock on such date.

(c) If dividends are paid in the form of shares of Common Stock rather than cash, then the Employee will be credited with one additional Restricted Share Unit for each share of Common Stock that would have been received as a dividend had the Employee’s outstanding Restricted Share Units been shares of Common Stock.

(d) Additional Restricted Share Units credited via dividend equivalents shall vest or be forfeited at the same time as the Restricted Share Units to which they relate.

4. Period of Restriction.  Subject to the provisions of the Plan and this Agreement, unless vested or forfeited earlier as described in Section 5, 6, 7 or 8 of this Agreement, as applicable, the Restricted Share Units awarded hereunder shall become vested and settled as described in Section 9 below, as of the vesting date or dates indicated in the introduction to this Agreement.  The period prior to the vesting date with respect each Restricted Share Unit is referred to as the “Period of Restriction.”

5. Vesting upon Termination due to Disability or Death.  If, while the Restricted Share Units are subject to a Period of Restriction, the Employee terminates employment with the Company (or a Subsidiary of the Company if the Employee is then in the employ of such Subsidiary) by reason of Disability (as defined in the Plan) or death, then any portion of the Restricted Share Units subject to a Period of Restriction shall become fully vested as of the date of employment termination without regard to the Period of Restriction.  The term “Subsidiary” is defined in the Plan and means a corporation with respect to which the Company directly or indirectly owns 50% or more of the voting power. Any Restricted Share Units becoming vested by reason of the Employee’s death or Disability shall be settled on the date of the Employee’s separation from service (within the meaning of Internal Revenue Code (“Code”) Section 409A), or as soon as practicable thereafter, but in no event later than 90 days after such date; provided, however, to the extent required under Code Section 409A, if the Employee is a specified employee (within the meaning of Code Section 409A at the time of separation from service), payment shall not be made until the date which is six months after the Employee’s separation from service.

6. Vesting upon Termination due to Retirement.  If, while the Restricted Stock Units are subject to a Period of Restriction, the Employee terminates employment with the Company (or a Subsidiary of the Company if the Employee is then in the employ of such Subsidiary) by reason of Retirement (as defined in the Plan), then a pro-rated portion of the Restricted Stock Units subject to a Period of Restriction shall become fully vested as of the date of employment termination without regard to the Period of Restriction set forth in Section 4 of this Agreement.  Such pro-rated portion shall equal the number of Restricted Stock Units, multiplied by a fraction equal to the number of full months completed between the Award Date and the Employee’s retirement date, divided by the number of full months from the Award Date through the Vesting Date.  The remaining Restricted Stock Units shall be forfeited as of the Employee’s termination of employment due to Retirement. Any Restricted Stock Units becoming vested by reason of the Employee’s Retirement shall be settled on the date of the Employee’s separation from service (within the meaning of Internal Revenue Code Section 409A), or as soon as practicable thereafter, but in no event later than 90 days after such date; provided, however, to the extent required under Code Section 409A, if the Employee is a specified employee (within the meaning of Code Section 409A), payment shall not be made until date which is six months after the Employee’s separation from service.

7. Forfeiture upon Termination due to Reason other than Retirement, Disability or Death.  If, while the Restricted Share Units are subject to a Period of Restriction, the Employee’s employment with the Company (or a Subsidiary of the Company if the Employee is then in the employ of such Subsidiary) terminates for a reason other than the Employee’s Disability or death, then the Employee shall forfeit any portion of the Restricted Share Units that is subject to a Period of Restriction on the date of such employment termination.

8. Vesting upon Change in Control.  In the event of a “Change in Control” of the Company, as defined in Section 11.2 of the Plan, pursuant to Section 11.1 of the Plan the Restricted Share Units shall cease to be subject to the Period of Restriction set forth in Section 4 of this Agreement. If the Change in Control is not also considered a change in control within the meaning of Internal Revenue Code Section 409A, then the Restricted Share Units shall become vested on the date of the Change in Control, but settlement shall not occur until the earlier of the Participant’s separation from service (within the meaning of Code Section 409A), or the vesting date indicated in the introduction to the Agreement.

9. Settlement of Vested Restricted Share Units.  Subject to the requirements of Sections 12 and 13 below, as promptly as practicable after the Employee’s separation from service (within the meaning of Code Section 409A), but in no event later than 90 days after such date, the Company shall transfer to the Employee one share of Common Stock for each Restricted Share Unit becoming vested at such time net of any applicable tax withholding requirements that are necessary to satisfy withholding taxes in accordance with Section 12 below; provided, however, to the extent required under Code Section 409A, if the Employee is a specified employee (within the meaning of Code Section 409A at the time of separation from service), payment shall not be made until the date which is six months after the Employee’s separation from service.  The Employee shall have no rights as a stockholder with respect to the Restricted Share Units awarded hereunder prior to the date of issuance to the Employee of a certificate or certificates for such shares.  Certificates for the shares of Common Stock shall be issued and delivered to the Employee, the Employee’s legal representative, or a brokerage account for the benefit of the Employee, as the case may be, or such shares may be held in book entry form.

10. Settlement Following Change in Control.  Notwithstanding any provision of this Agreement to the contrary, in connection with or after the occurrence of a Change in Control as defined in Section 11.2 of the Plan, the Company may, in its sole discretion, fulfill its obligation with respect to all or any portion of the Restricted Share Units that cease to be subject to a Period of Restriction in accordance with Section 8 above, by:

(a) delivery of (i) the number of shares of Common Stock that corresponds with the number of Restricted Share Units that have ceased to be subject to a Period of Restriction or (ii) such other ownership interest as such shares of Common Stock that correspond with the vested Restricted Share Units may be converted into by virtue of the Change in Control transaction in accordance with Section 9 above;

(b) payment of cash in an amount equal to the fair market value of the Common Stock that corresponds with the number of vested Restricted Share Units at that time; or

(c) delivery of any combination of shares of Common Stock (or other converted ownership interest) and cash having an aggregate fair market value equal to the fair market value of the Common Stock that corresponds with the number of Restricted Share Units that have become vested at that time.

11. Adjustment in Capitalization.  In the event of any change in the Common Stock of the Company, the provisions of Section 10.2 of the Plan shall govern such that the number of Restricted Share Units subject to this Agreement shall be equitably adjusted by the Committee.

12. Tax Withholding.  Whenever a Period of Restriction applicable to the Employee’s rights to some or all of the Restricted Share Units lapses as provided in Section 4, 5, 6 or 8 of this Agreement, the Company or its agent shall notify the Employee of the related amount of tax that must be withheld under applicable tax laws. Regardless of any action the Company, any Subsidiary of the Company, or the Employee’s employer takes with respect to any or all income tax, social security, payroll tax, payment on account or other tax-related withholding (“Tax”) that the Employee is required to bear pursuant to all applicable laws, the Employee hereby acknowledges and agrees that the ultimate liability for all Tax is and remains the responsibility of the Employee.

Prior to receipt of any shares that correspond to Restricted Share Units that vest in accordance with this Agreement, the Employee shall pay or make adequate arrangements satisfactory to the Company and/or any Subsidiary of the Company to satisfy all withholding and payment on account obligations of the Company and/or any Subsidiary of the Company.  In this regard, the Company shall sell or arrange for the sale of Common Stock that the Employee is due to acquire to satisfy the withholding obligation for Tax and/or withhold any Common Stock.  Finally, the Employee agrees to pay the Company or any Subsidiary of the Company any amount of any Tax that the Company or any Subsidiary of the Company may be required to withhold as a result of the Employee’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to deliver Common Stock if the Employee fails to comply with its obligations in connection with the tax as described in this section.

The Company advises the Employee to consult his or her legal and/or tax advisors with respect to the tax consequences for the Employee under the Plan.

13. Securities Laws.  This award may be accepted only by an individual who is an employee of the Company or a Subsidiary of the Company and who satisfies the eligibility requirements outlined in the Plan and the Committee’s administrative procedures.  If a Registration Statement under the Securities Act of 1933, as amended, is not in effect with respect to the shares of Common Stock to be issued pursuant to this Agreement, the Employee hereby represents that he or she is acquiring the shares of Common Stock for investment and with no present intention of selling or transferring them and that he or she will not sell or otherwise transfer the shares except in compliance with all applicable securities laws and requirements of any stock exchange on which the shares of Common Stock may then be listed.

14. No Employment or Compensation Rights.  Participation in the Plan is subject to all of the terms and conditions of the Plan and this Agreement.  This Agreement shall not confer upon the Employee any right to continuation of employment by the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or its Subsidiaries’ right to terminate Employee’s employment at any time.  Neither the Plan nor this Agreement forms any part of any contract of employment between the Company or any Subsidiary and the Employee, and neither the Plan nor this Agreement confers on the Employee any legal or equitable rights (other than those related to the Restricted Share Unit award) against the Company or any Subsidiary or directly or indirectly gives rise to any cause of action in law or in equity against the Company or any Subsidiary.

15. Plan Terms and Committee Authority.  This Agreement and the rights of the Employee hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon Employee, including the enforcement of any recoupment policy.  Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.  The Employee hereby acknowledges receipt of a copy of the Plan and this Agreement.

16. Non-Competition, Non-Solicitation and Confidentiality.  As a condition to the receipt of this Restricted Share Unit award, the Employee must agree to the terms and conditions set forth in the Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit A by executing that Agreement.  Failure to execute and return the Non-Competition, Non-Solicitation and Confidentiality Agreement within 120 days of the Award Date shall constitute a decision by the Employee to decline to accept this Restricted Share Unit award.

17. Amendment or Modification, Waiver.  Except as set forth in the Plan, no provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Employee and by a duly authorized officer of the Company. No waiver of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

18. Governing Law and Jurisdiction.  This Agreement is governed by the substantive and procedural laws of the state of Illinois.  The Employee and the Company shall submit to the exclusive jurisdiction of, and venue in, the courts in Illinois in any dispute relating to this Agreement.

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Please read the attached Exhibit A.  Once you have read the agreement, please click the acceptance box to certify and confirm your agreement to be bound by the terms and conditions set forth in Exhibit A, and to acknowledge your receipt of the Plan and this Award Agreement and your acceptance of the Restricted Share Unit award issued hereunder.

[Missing Graphic Reference]
                                                           Very truly yours,

EXHIBIT A

WALGREEN CO. NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Exhibit forms a part of the Restricted Share Unit Award Agreement covering Restricted Share Units awarded to an employee of Walgreen Co., on behalf of itself, its affiliates, subsidiaries, and successors (collectively referred to as “Employee” and the “Company”).

WHEREAS, the Company develops and/or uses valuable business, technical, proprietary, customer and patient information it protects by limiting its disclosure and by keeping it secret or confidential;

WHEREAS, Employee acknowledges that during the course of employment, he or she has or will receive, contribute, or develop such confidential information; and

WHEREAS, the Company desires to protect from its competitors such confidential information and also desires to protect its legitimate business interests and goodwill in maintaining its employee and customer relationships.

NOW THEREFORE, in consideration of the Restricted Share Unit award issued to Employee pursuant the Award Agreement to which this is attached as Exhibit A, Employee agrees to be bound by the terms of this Agreement:

1.           Confidentiality.  I understand that during the course of my employment with the Company, I have or will have access to the Company’s Confidential Information, meaning information which is not generally ascertainable by proper means by the public, or which has limited disclosure within the Company, or which is treated or designated as confidential; the disclosure of which could reasonably be harmful to the Company’s legitimate business interests.

I understand that “Confidential Information” includes, but is not limited to, the following:

(a)	business or marketing plans, trade secrets, selling and pricing procedures and techniques, customer records,
(b)	customer lists, requirements, and information,
(c)	databases and software developed or used by the Company, financial information and projections, and other information for which the Company has assumed an obligation of confidentiality.

I agree to only use the Company’s Confidential Information as necessary to perform my job during my employment with the Company.  I agree not to disclose any Confidential Information to anyone outside the Company without the Company’s prior written consent, unless as necessary to perform my job during my employment with the Company.  I agree that these obligations apply during my employment with the Company and at all times thereafter.

2.         Non-Competition.  I agree that during my employment with the Company and for one year after the termination of my employment, I will not, directly or indirectly, invest in, own, operate, finance, control, or provide Competing Services to any Competing Business Line, in both cases as defined below.  I understand that the restrictions in this paragraph apply no matter whether my employment is terminated by me or the Company and no matter whether that termination is voluntary or involuntary.  The above restrictions shall not apply to passive investments of less than 5% ownership interest in any entity.  I understand that the term “Competing Business Line” used in this Agreement means any business that is in competition with any business engaged in by the Company with respect to which I provide substantial services during the last two years of my employment with the Company.

I understand that I will be deemed to be providing “Competing Services” if the nature of such services are sufficiently similar in position scope and geographic scope to any position held by me during the last two years of my employment with the Company, such that my engaging in such services on behalf of a Competing Business Line may pose competitive harm to the Company.

4.           Non-Solicitation.  I agree that during my employment with the Company and for two years after the termination of my employment, I will not solicit or service any of the Company’s customers or referral sources for a Competing Business Line; solicit or otherwise encourage any Company employees to leave the Company to work for a Competing Business Line; or hire any Company employees on behalf of a Competing Business Line.  I understand that the restrictions in this paragraph apply no matter whether my employment is terminated by me or the Company and no matter whether that termination is voluntary or involuntary.  I understand that the term “customer” used in this Agreement means any patient or other customer or prospective customer of any Company business unit with respect to which I provide substantial services during the last two years of my employment with the Company.

5.           Non-Inducement.  I will not directly or indirectly assist or encourage any person or entity in carrying out or conducting any activity that would be prohibited by this Agreement if such activity were carried out or conducted by me.

6.           Return of Company Property.  I agree that I will not take any of the Company’s property or information with me when I leave the Company’s employ, no matter what form that property or information is in and no matter how I acquired it.  When my employment with the Company terminates, I will immediately return to the Company any and all Company information, documents, and electronics.

7.           Consideration and Acknowledgments.  Employee acknowledges and agrees that the covenants described in this Agreement are essential terms, and the underlying Restricted Share unit award would not be provided by the Company in the absence of these covenants.  Employee further acknowledges that these covenants are supported by adequate consideration as set forth in this Agreement, that full compliance with these covenants will not prevent Employee from earning a livelihood following the termination of his or her employment, and that these covenants do not place undue restraint on Employee and are not in conflict with any public interest.  Employee further acknowledges and agrees that Employee fully understands these covenants, has had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Agreement, that these covenants are reasonable and enforceable in every respect, and has voluntarily agreed to comply with these covenants for their stated term.  Employee agrees that in the event he or she is offered employment with a Competing Business at any time in the future, Employee shall immediately notify the Competing Business of the existence of the covenants set forth above.

8.           Enforceability; General Provisions.

(a)
I agree that the restrictions contained in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that full compliance with the terms of this Agreement will not prevent me from earning a livelihood following the termination of my employment, and that these covenants do not place undue restraint on me.

(b)	Because the Company’s current base of operations is in Illinois, I consent to the jurisdiction of the state and federal courts of Illinois with respect to any claim arising out of this Agreement.

(c)	Because the Company’s current base of operations is in Illinois, I agree that this Agreement shall be governed by the laws of Illinois without regard to its choice of law rules.

(d)
In the event of a breach or a threatened breach of this Agreement, I acknowledge that the Company will face irreparable injury which may be difficult to calculate in dollar terms and that the Company shall be entitled, in addition to all remedies otherwise available in law or in equity, to temporary restraining orders and preliminary and final injunctions enjoining such breach or threatened breach in any court of competent jurisdiction without the necessity of posting a surety bond, as well as to obtain an equitable accounting of all profits or benefits arising out of any violation of this Agreement.

(e)
I agree that if a court determines that any of the provisions in this Agreement is unenforceable or unreasonable in duration, territory, or scope, then that court shall modify those provisions so they are reasonable and enforceable, and enforce those provisions as modified.

(f)
If any phrase or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, that phrase, clause or provision shall be deemed severed from this Agreement, and will not affect the enforceability of any other provisions of this Agreement, which shall otherwise remain in full force and effect.

(g)
Waiver of any of the provisions of this Agreement by the Company in any particular instance shall not be deemed to be a waiver of any provision in any other instance and/or of the Company’s other rights at law or under this Agreement.

(h)	I agree that the Company may assign this Agreement to its successors and that any such successor may stand in the Company’s shoes for purposes of enforcing this Agreement.

(i)
I agree to reimburse Company for all attorneys’ fees, costs, and expenses that it reasonably incurs in connection with enforcing its rights and remedies under this Agreement, but only to the extent the Company is ultimately the prevailing party in the applicable legal proceedings.

(j)	If I violate this Agreement, then the restrictions set out in Paragraphs 2 - 5 shall be extended by the same period of time as the period of time during which the violation(s) occurred.

(k)
I fully understand my obligations in this Agreement, have had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Agreement, and have voluntarily agreed to comply with these covenants for their stated terms.

9.           Relationship of Parties.  I acknowledge that my relationship with the Company is “terminable at will” by either party and that the Company or I can terminate the relationship with or without cause and without following any specific procedures.  Nothing contained in this Agreement is intended to or shall be relied upon to alter the “terminable at will” relationship between the parties.

10.           Modifications and Other Agreements.  I agree that the terms of this Agreement may not be modified except by a written agreement signed by both me and the Company.  This Agreement shall not supersede any other restrictive covenants to which I may be subject under an employment contract, benefit program or otherwise, such that the Company may enforce the terms of any and all restrictive covenants to which I am subject.

11.           Notification.  I agree that in the event I am offered employment at any time in the future with any entity that may be considered a Competing Business Line, I shall immediately notify such Competing business of the existence and terms of this Agreement.  I also understand and agree that the Company may notify anyone later employing me of the existence and provisions of this Agreement.

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By clicking the acceptance box for this grant agreement, I acknowledge receipt of the Restricted Share Unit Agreement to which this Agreement is attached as Exhibit A, and I agree to the terms and conditions expressed in this Agreement.